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                                                            EXHIBIT 23


Consent of Independent Auditors



The Board of Directors and Stockholders
inTEST Corporation




We consent to incorporation by reference in the registration statement (No. 333-44059) on Form S-8 of inTEST Corporation of our report dated February 19, 1999, relating to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of inTEST Corporation.






                                             KPMG LLP


Philadelphia, Pennsylvania
March 25, 1999